Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces

Third Quarter 2012 Financial Results

CORAL GABLES, FL, November 15, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced its financial results for the third quarter and nine months ended September 30, 2012. For the three months ended September 30, 2012, the Company reported a net loss of $2,621,535, or $0.08 per basic and diluted share, compared to a net loss of $1,127,841, or $0.05 per basic and diluted share, for the same period in 2011. For the nine months ended September 30, 2012, the Company reported a net loss of $3,999,801, or $0.14 per basic and diluted share, compared to a net loss of $4,039,128, or $0.19 per basic and diluted share, for the same period in 2011. These fluctuations were primarily due to non-cash changes in the fair value of the Company’s outstanding warrants liability, which resulted in losses from the change in fair value of warrants liability of $1,340,566 and $289,440, respectively, for the three and nine months ended September 30, 2012.

Research and development expenses for the third quarter of 2012 were $654,837, compared to $614,137 in the third quarter of 2011. Research and development expenses for the nine months ended September 30, 2012 were $1,914,905 compared to $2,423,725 for the first nine months of 2011. During the nine month period ended September 30, 2012, research and development expenses decreased when compared to the same period in 2011, as expenses incurred during the nine month period ended September 30, 2011 included pre-clinical studies and drug development activities for CPP-115 in connection with the submission of an IND for CPP-115 (which occurred during the fourth quarter of 2011). General and administrative expenses for the third quarter of 2012 totaled $628,876, compared to $516,873 in the third quarter of 2011. General and administrative expenses for the first nine months of 2012 totaled $1,800,882 compared to $1,623,998 in the first nine months of 2011.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the third quarter of 2012 or the first nine months of 2012.

At September 30, 2012, the Company had cash and cash equivalents of $12.0 million and no debt. On October 26, 2012, the Company received a $5 million cash infusion from BioMarin. Catalyst believes that its existing cash and cash equivalents will be sufficient to support its operations through the first quarter of 2014.

Recent Events

•	Closed a registered direct public offering with net proceeds of approximately $5.6 million in August 2012

•	Announced on September 24, 2012 that an investigator-sponsored CPP-109 Tourette’s Disorder proof-of-concept study was initiated

•

Announced on October 31, 2012 that Catalyst entered into a strategic collaboration with BioMarin for Firdapse™ in North America. In connection with such collaboration, BioMarin invested $5 million in Catalyst, which will be used for the development of Firdapse™

•	Reported unsuccessful top-line results for the CPP-109 Phase II(b) clinical trial on November 8, 2012

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system. Catalyst has three products in development, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), which Catalyst plans to develop for the treatment of cocaine addiction and Tourette’s Disorder, CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g. , visual field defects, or VFDs) from those associated with vigabatrin, which Catalyst plans to develop for the treatment of drug addiction and epilepsy (primarily infantile spasms) and Firdapse™, which Catalyst plans to develop for commercialization in North America as a treatment for Lambert-Eaton Myasthenic Syndrome (LEMS). For additional information about Catalyst, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-109 will be determined to be an effective treatment for cocaine addiction and Tourette’s Disorder, whether CPP-115 will be determined to be an effective treatment for its targeted indications, whether Firdapse™ will be determined to be an effective treatment for LEMS or other diseases, whether Catalyst will ever receive an approval of an NDA for any of its product candidates, whether Catalyst will ever be in a position to commercialize any of its product candidates, and those other factors described in Catalyst’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the forward-looking statements contained in this press release. Copies of the Company’s filings with the SEC are available from the SEC, may be found on Catalyst’s web site or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$—	$—	$—	$—

Operating costs and expenses:
Research and development	654,837	614,137	1,914,905	2,423,725
General and administrative	628,876	516,873	1,800,882	1,623,998

Total operating costs and expenses	1,283,713	1,131,010	3,715,787	4,047,723

Loss from operations	(1,283,713)	(1,131,010)	(3,715,787)	(4,047,723)

Interest income	2,744	3,169	5,426	8,595
Change in fair value of warrants liability	(1,340,566)	—	(289,440)	—

Loss before income taxes	(2,621,535)	(1,127,841)	(3,999,801)	(4,039,128)
Provision for income taxes	—	—	—	—
Net loss	$(2,621,535)	$(1,127,841)	$(3,999,801)	$(4,039,128)

Loss per share – basic and diluted	$(0.08)	$(0.05)	$(0.14)	$(0.19)

Weighted average shares outstanding – basic and diluted	32,132,824	21,654,680	27,913,800	21,083,485

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,973,860	$6,029,067
Prepaid expenses	111,632	199,116

Total current assets	12,085,492	6,228,183
Property and equipment, net	10,832	12,186
Deposits	8,888	8,888

Total assets	$12,105,212	$6,249,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$355,909	$263,934
Accrued expenses and other liabilities	397,421	569,867

Total current liabilities	753,330	833,801

Accrued expenses and other liabilities, non-current	22,285	9,518
Warrants liability, at fair value	1,934,680	1,645,240

Total liabilities	2,710,295	2,488,559

Total stockholders’ equity	9,394,917	3,760,698

Total liabilities and stockholders’ equity	$12,105,212	$6,249,257